                                                                   Exhibit 10.12

                                LICENSE AGREEMENT

         This AGREEMENT, effective this 15th day of April, 2002, ("EFFECTIVE DATE") by and between BROWN UNIVERSITY RESEARCH FOUNDATION, a corporation duly organized and existing under the laws of the State of Rhode Island and having a principal office at 42 Charlesfield Street, Providence, Rhode Island 02912 ("BURF") and Spectra Systems Corporation, Inc. a Delaware corporation having its principal office at 321 South Main St., Providence, Rhode Island 02903 ("LICENSEE").

         WHEREAS BURF is the owner by assignment from Brown University of several patent applications and patents relating to the studies of Dr. Nabil Lawandy conducted at Brown University; and

         WHEREAS, LICENSEE has expertise in commercial laser machining and materials processing and is further assembling the capabilities needed to develop the above referenced patent applications and patents into one or more commercial products; and

         WHEREAS BURF desires to have its patents, inventions and proprietary information used in the public interest and is willing to grant a license thereto on the terms set forth below; and

         WHEREAS LICENSEE desires to obtain a license for such patents, inventions and proprietary information rights for purposes which may include developing commercial products upon the terms and conditions set forth below;

         NOW, THEREFORE in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

         1.1. "AFFILIATE" shall mean a corporation or other business entity controlled by, controlling or under common control with, a party hereto. For purposes of this Agreement, control of a corporation or other business entity shall include direct or indirect beneficial ownership of fifty one percent (51%) or more of the voting interest in, or a fifty one percent (51%) or greater interest in the equity of, such corporation or other business entity.

         1.2 "CONFIDENTIAL INFORMATION" shall mean all information related to the PATENT RIGHTS which is disclosed by one party to the other, to the extent that such information, as of the date of disclosure, is not (a) known to the receiving party (as demonstrated by competent documentary evidence); (b) disclosed in published literature through no fault of the receiving party; (c) generally available to industry; or (d) obtained by the receiving party from a third party without binder of secrecy, provided, however, that such third party has no confidentiality obligations to the disclosing party or to any of its affiliates relating to the disclosed information.

         1.3 "FIRST COMMERCIAL SALE" shall mean the initial transfer by LICENSEE, or any of its AFFILIATES or sublicensees, to an unrelated third party of LICENSED PRODUCTS for commercial use and not for research, development or testing purposes.

         1.4 "Licensed product" shall mean any product, device, software, protocol, process or service, the manufacture, use or sale of which is within the claims of PATENT RIGHTS.

         1.5 "PATENT RIGHTS" shall mean (a) all United States and foreign patent applications listed in Exhibit A hereto; and (b) any additions, continuations, continuations-in-part, divisions, reissues or renewals and extensions based thereon. PATENT RIGHTS shall not include any patent or patent application (additions, continuations, continuations-in-part, divisions, reissues or renewals or extensions based thereon) as to which LICENSEE shall have surrendered its rights under Section 5.3 or 7.4 hereof.

         1.6 "GOVERNMENT RIGHTS" shall mean the rights of the United States of America, as set forth in Public Laws 96-517 and 98-620 (35 U.S.C.(S)200 et seq.) or any successor thereto, as well as federal regulations promulgated thereunder, all as modified and in effect from time to time.

         1.7 "TERRITORY" shall mean the world.

                                ARTICLE 2 - GRANT

         2.1 Grant. BURF hereby grants to LICENSEE, subject to the terms herein recited, the exclusive except for the Government Rights-, transferable , right and license under the PATENT RIGHTS with the right to grant sublicenses, to (i) make, have made, use, sell and distribute (directly or indirectly through third parties) LICENSED PRODUCTS in the TERRITORY; and (ii) to practice the Patent Rights (collectively, the "License Grant"). LICENSEE agrees that for so long as this license remains exclusive in the United States any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States unless otherwise permitted under applicable law.

         2.2 Reservation of Research Rights. Anything to the contrary notwithstanding, BURF, reserves the right to use (and to permit Brown University to use) the PATENT RIGHTS and CONFIDENTIAL INFORMATION for its own research and educational non-commercial purposes, subject to the confidentiality provisions of this Agreement.

         2.3 Rights of the Federal Government. Any right granted in this Agreement greater than that permitted by the Government Rights shall be subject to modification as may be

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required to conform to the provisions of the Government Rights. BURF shall take all action necessary pursuant to the Government Rights to preserve its ownership of all PATENT RIGHTS.

                             ARTICLE 3 - LICENSE FEE

         3.1 License Fee. LICENSEE shall grant BURF a license issue fee of [***]

         3.2 Royalties. No royalties shall be due BURF with respect to the License Grant or any sublicenses thereof.


                         ARTICLE 4 - REPORTS AND RECORDS

         4.1 Reports. Upon the request of BURF, LICENSEE shall report to BURF on its efforts to bring the PATENT RIGHTS into commercial use. BURF shall keep all information furnished under this Article 4 confidential.

         4.2 Marking. LICENSEE and its sublicensees agree to mark all LICENSED PRODUCTS sold in the United States with all applicable U.S. patent numbers to the extent commercially practicable. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold, to the extent commercially practicable.

                 ARTICLE 5 - PATENT PROSECUTION AND ENFORCEMENT

         5.1 BURF and LICENSEE shall cooperate fully in the preparation, filing, prosecution, maintenance and defense of the PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring inventors to execute such papers and instruments so as to enable BURF to apply for, to prosecute and to maintain patent applications and patents in BURF's name in any country, using counsel of LICENSEE's selection. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution, maintenance or defense of any such patent applications or patents.

         5.2 LICENSEE shall reimburse BURF for all reasonable expenses incurred by BURF for the preparation, filing, prosecution and maintenance of PATENT RIGHTS except those previously reimbursed by LICENSEE or third parties. LICENSEE shall pay BURF within thirty (30) days of receipt of invoices from BURF. Late payment of these amounts shall be subject to interest charges at an annual rate of one and one-half percent (1 1/2%) in excess of


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the prime rate published from time to time in the Wall Street Journal. BURF shall take responsibility for the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance. If BURF fails promptly to take any action reasonably requested by LICENSEE and LICENSEE reasonably determines that such failure will materially and adversely affect the PATENT RIGHTS, LICENSEE, in the name and as the agent of BURF, may take all such action.

         5.3 If LICENSEE elects to no longer pay the expenses of a patent application or patent included within PATENT RIGHTS, LICENSEE shall notify BURF not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application on a country by country basis.

         5.4 Enforcement. BURF and LICENSEE shall each give immediate notice to the other of any infringement of PATENT RIGHTS by third parties which may come to their attention. BURF hereby grants LICENSEE, at LICENSEE's expense, the right to institute and conduct such legal action against third party infringers of the PATENT RIGHTS, or enter into such settlement agreements, as are deemed appropriate by LICENSEE. The benefits of any action taken by LICENSEE shall be retained by LICENSEE. In any such action, LICENSEE shall be entitled to join BURF as a party plaintiff and BURF will be obligated to reasonably assist at LICENSEE's expense. Should LICENSEE fail to commence actions or proceedings against infringers of the PATENT RIGHTS within sixty (60) days of receiving written notice thereof from BURF, BURF, at BURF's expense, shall have the right to initiate and pursue such action and receive all resulting benefits. If BURF fails to take such action within sixty (60) days of receiving written notice from LICENSEE, LICENSEE shall again have such right and authority to take such actions as set forth in this Section 5.4. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of BURF, which consent shall not be unreasonably withheld, delayed or conditioned.

                   ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

         6.1 Utilization. LICENSEE may take such steps as LICENSEE may deem appropriate to commercialize the PATENT RIGHTS.

         6.2 Patent Ownership. BURF represents and warrants that it is the owner of the PATENT RIGHTS by virtue of assignment from the inventors of PATENT RIGHTS.

         6.3 Authority. Each party represents and warrants that it has the right and authority to enter this Agreement.


         6.4 Exceptions. Nothing in this Agreement shall be construed as:


             (A) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and trademarks of third parties; provided, however, that BURF has not received any notice or claim that the Patent Rights infringe upon the intellectual property of any third party.

             (B) conferring rights on BURF to use in advertising, publicity or otherwise the name of LICENSEE or of its employees, AFFILIATES or Sublicensees without the prior written approval of LICENSEE; or

             (C) conferring rights on LICENSEE or Sublicensees to use in advertising or publicity the name of "Brown University", "Brown University Research Foundation" or their staff and employees without the prior written approval of BURF.

         6.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, BURF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS NOT A CONSUMER TRANSACTION UNDER THE UNIFORM COMMERCIAL CODE OF RHODE ISLAND.

         6.6 LICENSEE Representations and Warrants . LICENSEE covenants, represents and warrants to BURF as follows:

           6.6.1 Corporate Existence; Compliance with Law. LICENSEE: (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) is duly qualified to do business as a foreign corporation under the laws of the State of Rhode Island.

           6.6.2 Power; Authorization; Enforceable Obligations. LICENSEE has all requisite power and authority to execute, deliver and perform this License Agreement and has taken all necessary action to authorize the License Agreement and issuance of shares hereunder. This License Agreement, has been duly executed and delivered on behalf of LICENSEE and constitutes a legal, valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

           6.6.3 Capitalization. The authorized capital stock of LICENSEE as of the date hereof consists of 23,000,000 shares of Common Stock, $0.01 per share, and 10,007,178 shares of Preferred Stock, par value $0.01 per share, of which 1,059,869 shares of Common Stock and 9,214,744 shares of Preferred Stock are issued and outstanding.

           6.6.4 Authorization and Issuance of Shares. The issuance of the Shares has been duly authorized and, upon delivery to BURF of certificates therefore against payment in fulfillment of all obligations hereunder in accordance with the terms hereof, such Shares will have been validly issued and fully paid and will be non-assessable.

           6.6.5 No Legal Bar. The authorization, execution, delivery and performance of this License Agreement by LICENSEE will not violate any requirement of law or any contractual obligation.

           6.6.6 No Litigation. No litigation, investigation or proceeding is pending or, to the best knowledge of LICENSEE, threatened by or against LICENSEE or any officer, director or employee thereof which might reasonably be expected to have a material adverse effect on the business, operations, property, prospects or financial or other condition of LICENSEE.

       6.7 BURF Representations and Warranties. BURF covenants, represents and warrants to LICENSEE as follows:

           6.7.1 BURF is aware of LICENSEE's business affairs and financial condition and has acquired sufficient information about LICENSEE to reach an informed and knowledgeable decision to acquire the securities. BURF is acquiring these securities for investment for BURF's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933. BURF is an "accredited investor" as that term is defined under Rule 501 promulgated under the Securities Act of 1933.

           6.7.2 BURF understands that the securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of BURF's intent as expressed herein. In this connection, BURF understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may not be present if BURF's representations meant that BURF's present intention was to hold these securities for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

           6.7.3 BURF further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. BURF further acknowledges and understands that LICENSEE is under no obligation to register the securities. BURF understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to LICENSEE.

           6.7.4 BURF is aware of the adoption of Rule 144 by the Securities and Exchange Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

          6.7.5 BURF further acknowledges that in the event that all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

          6.7.6 Authorization; Enforceable Obligations. This License Agreement has been duly authorized, executed and delivered by BURF and constitutes a legal, valid and binding obligation of BURF enforceable against BURF in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          6.7.7 Each of the inventors listed on the patent applications associated with the Patent Rights have executed assignment agreements assigning all right, title, and interest to such Patent Rights to BURF.

       6.8 Registration under Securities Act; Transfer. BURF (i) understands and agrees that the Shares have not been registered or qualified under the Securities Act or any state securities or blue sky laws, because the offer, issuance and sale of said Shares is exempt from the registration or qualification requirements of the Securities Act and applicable state securities or blue sky laws; (ii) acknowledges that reliance on said exemptions is predicated in part on the accuracy of BURF's representations, warranties and covenants in this Section; (iii) understands and agrees that the Shares being acquired by BURF hereunder must be held by BURF indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities or blue sky laws or is exempt from registration or qualification, and that LICENSEE is not required to register or qualify the Shares or to take any action to make such an exemption available; and (iv) acknowledges that (a) there is no public market for the Shares, (b) there can be no assurance that any such market will ever develop, and (c) there can be no assurance that BURF will be able to liquidate BURF's investment in LICENSEE.

                        ARTICLE 7 - TERM AND TERMINATION

       7.1 Bankruptcy. If LICENSEE undergoes a liquidation in bankruptcy, or files a petition for liquidation in bankruptcy, or receiver, trustee or assignee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, and if LICENSEE fails to terminate any such proceeding within one hundred twenty (120) days after its commencement, BURF may at its election terminate this Agreement upon thirty (30) days written notice to LICENSEE.

LICENSEE agrees to provide written notice to BURF of LICENSEE's or third party's intention to file a petition for liquidation of LICENSEE in bankruptcy prior to such filing, if known.

         7.2 Material Breach. Upon any material breach or default by LICENSEE, BURF shall have the right to terminate this Agreement and the rights and license granted hereunder by ninety (90) days notice by certified mail to LICENSEE. Such termination shall become effective at the end of such ninety (90) day period unless LICENSEE has cured any such breach or default prior to the expiration of the ninety (90) day period.

       7.3 Termination by LICENSEE. LICENSEE may terminate this Agreement upon ninety (90) days notice by certified mail to BURF. LICENSEE may terminate its rights and obligations under this Agreement as to any patent included in the PATENT RIGHTS upon ninety (90) days notice by certified mail to BURF.

       7.4. Obligations on Termination. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination, and LICENSEE may, after the effective date of such termination, complete LICENSED PRODUCTS in the process of or manufacture at the time of such termination and sell the same together with LICENSED PRODUCTS in inventory.

       7.5 Sublicenses. Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assignment to BURF, at the option of BURF, of LICENSEE'S interest therein upon termination of this Agreement.

       7.6 Survival. Article 8 and 7.4 shall survive termination of this Agreement.


                    ARTICLE 8 - INDEMNIFICATION AND INSURANCE

       8.1 Indemnification. Except as provided below, LICENSEE shall indemnify, defend and hold harmless BURF, BROWN UNIVERSITY and their trustees, officers, professional staff, employees, agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of (i) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process of service made, used or sold pursuant to any right or license granted under this Agreement, or (ii) the exercise by LICENSEE of the rights and licenses granted to LICENSEE under this Agreement. LICENSEE shall have no obligation to indemnify any of the Indemnitees under this Article 8 to the extent that a court of competent jurisdiction or an arbitrator pursuant to Article 12 determines that the damages were the result of the fraud, gross negligence or willful misconduct of the Indemnitees. LICENSEE reserves all rights it may have against the Indemnitees arising by reason of such fraud, gross negligence or willful misconduct.

       8.2. Defense. LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to BURF to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

       8.3 Insurance. Beginning at the time of the FIRST COMMERCIAL SALE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts consistent with the prudent industry practice, naming the Indemnitees as additional insureds, to the extent they may be so named without material increase in the premium. To the extent available on commercially reasonable terms and rates, such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. LICENSEE shall provide BURF with written evidence of such insurance upon request of BURF. To the extent available on commercially reasonable terms and rates LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by an agent of LICENSEE and for a reasonable period after the period thereafter. LICENSEE shall notify BURF in the event any insurance is not available as provided herein. If such insurance is not available on commercially reasonable terms, LICENSEE will not sell, distribute or otherwise dispose of LICENSED PRODUCTS unless and until LICENSEE and BURF have agreed to a reasonable arrangement or accomodation to protect the Indemnitees from exposure to product liability claims.

       8.4 Sublicense. Without in any way limiting LICENSEE'S Indemnification obligations hereunder, LICENSEE shall require all of its sublicensees hereunder to indemnify and hold harmless BURF and Brown University under the same terms as stated in Section 8.1 and to carry insurance under the same terms as Section 8.3.

                             ARTICLE 9 - ASSIGNMENT

       9.1 BURF agrees that its rights and obligations under this AGREEMENT may not be transferred or assigned without the prior written consent of LICENSEE. LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder only if such assignment or transfer (a) is to an AFFILIATE or (b) is accompanied by the sale or transfer of LICENSEE's entire business or of that part of LICENSEE'S business to which the license granted hereby relates; provided, that any assignee or transferee has agreed in writing to be bound by the terms and provisions of this AGREEMENT . Upon such assignment or transfer and agreement by such assignee or transferee, the term LICENSEE as used herein shall include such assignee or transferee.

                        ARTICLE 10 - EXPORT REQUIREMENTS

       10.1 License to Export. Any and all licenses, permits or other governmental approvals for the export of materials, data, know-how, and the like carried out under this Agreement by LICENSEE shall be the responsibility of LICENSEE.

                ARTICLE 11 - PAYMENTS, NOTICES AND COMMUNICATIONS

         11.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

         In the case of BURF:

                                           Brown University Research Foundation
                                           42 Charlesfield Street
                                           Box 1949
                                           Providence, RI 02912
                                           Attention: President

         In the case of LICENSEE:
                                           Spectra Systems Corporation
                                           321 South Main Street
                                           Providence, RI 02903
                                           Attention: President

         With a required copy to:

                                           Kirkpatrick & Lockhart LLP
                                           75 State Street
                                           Boston, MA 02109
                                           Attn: Michael A. Hickey

                            ARTICLE 12 - ARBITRATION

         12.1 Any controversy arising under or related to this Agreement, or any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. Upon request of either party, arbitration will be by:

              a. A third party arbitrator mutually agreed upon in writing by LICENSEE and BURF within thirty (30) days of such arbitration request; or

              b. A member of the American Arbitration Association.

         12.2 Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The parties shall be entitled to discover in like manner as if the arbitration were a civil suit in the Rhode Island Superior Court.

         12.3 Any arbitration shall be held in Providence, Rhode Island, unless the parties hereto mutually agreed in writing to another place.

                      ARTICLE 13 - MISCELLANEOUS PROVISIONS

         13.1 Confidentiality. During the duration of this Agreement and for a period of five (5) years thereafter, each party agrees to use reasonable efforts not to (i) disclose to third parties any CONFIDENTIAL INFORMATION of the other party or (ii) use the CONFIDENTIAL INFORMATION of the other party in any manner except as contemplated by this Agreement. Nothing in this Agreement shall limit in any way the disclosure of information required by a public authority of the disclosure of information that is necessary to prevent imminent danger to the public.

         13.2 Limitation of Liability. Neither party shall be liable to the other for any special, consequential, incidental or indirect damages arising out of this Agreement, however caused, under any theory of liability.

         13.3 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Rhode Island, U.S.A., except that questions affecting construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

         13.4 Entire Agreement. The parties hereto acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

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


         13.5 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under anycontrolling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

                            ARTICLE 14 - IMPROVEMENTS

         BURF shall have no right, title or interest, in or to improvements to the TECHNOLOGY made by LICENSEE, LICENSEE's sublicensees or LICENSEE'S consultants, contractors, subcontractors, joint venturers, customers or the like, except that to the extent that a product or process incorporating such improvements is within the scope of a LICENSED PRODUCT, the terms and conditions of this Agreement apply.

BROWN UNIVERSITY RESEARCH                    SPECTRA SYSTEMS
FOUNDATION                                   CORPORATION

By: /s/ William Jackson                      By:  /s/ Nabil M. Lawandy
    -------------------------                     -------------------------

Title:                                       Title:
       ----------------------                       -----------------------

Date:                                        Date:
      -----------------------                      ------------------------





                                    EXHIBIT A

                     List of patent applications and patents

   [***]


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Page 13 of 14